                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported): November 23, 1998
                                                        -----------------



                               Monsanto Company
--------------------------------------------------------------------------------
              (Exact name of Registrant as specified in Charter)



                                   Delaware
--------------------------------------------------------------------------------
                           (State of incorporation)



            1-2516                                 43-0420020
--------------------------------  ----------------------------------------------
    (Commission File Number)            (IRS Employer Identification No.)



           800 North Lindbergh Boulevard, St. Louis, Missouri 63167
--------------------------------------------------------------------------------
               (Address of Principal Executive Offices)     (Zip Code)



Registrant's telephone number, including area code                (314) 694-1000
                                                                  --------------

Item 5.   Other Events.
          ------------

     On November 23, 1998, Monsanto Company ("Monsanto" or the "Company") announced the pricing of a public offering of 22.5 million shares of common stock at $40 per share. The Company also priced a public offering of 17.5 million adjustable conversion-rate equity security units (ACES) at $40 per unit. The offerings will result in estimated net proceeds to Monsanto of approximately $1.55 billion, after offering expenses. The Company anticipates the closing of the offerings will occur on November 30, 1998.

     Monsanto intends to use the net proceeds of these offerings for financing or refinancing seed company acquisitions, including the refinancing of its outstanding commercial paper as it becomes due, and for working capital purposes.

     In addition, Monsanto has granted the underwriters of these offerings options to purchase up to 2,456,250 additional shares of common stock to cover overallotments. Each offering is being made pursuant to a shelf registration statement on file with the Securities and Exchange Commission and a prospectus supplement dated November 23, 1998.

     Goldman, Sachs & Co. and Salomon Smith Barney are the joint book-running managers of each offering.

                                   SIGNATURES


          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: November 23, 1998             MONSANTO COMPANY


                                    By: /s/ Juanita H. Hinshaw
                                       -----------------------------------
                                    Title: Vice President & Treasurer
                                          --------------------------------

                                      -3-